Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2023 (this “Amendment”), by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication, the “Acquiror”), (ii) Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub”), and (iii) Mobile Infrastructure Corporation, a Maryland corporation, (“MIC” or the “Company”). The Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of December 13, 2023 (the “Existing Agreement”);

WHEREAS, Mobile Infra Operating Partnership, L.P. (the “Operating Partnership”), a subsidiary of the Company, is currently organized as a Maryland limited partnership;

WHEREAS, the Company has determined that it is advisable and in the best interests of the Company and its stockholders to convert the Operating Partnership into a Delaware limited liability company immediately prior to the Closing (the “Conversion”);

WHEREAS, the Parties intend that the Conversion be treated as a partnership-to-partnership conversion under Revenue Ruling 95-37, 1995-1 C.B. 130, subject to the principles of Revenue Ruling 84-52, 1984-1 C.B. 157;

WHEREAS, the Existing Agreement contemplates that the size of the board of directors of Surviving Pubco will be set at seven, with six director nominees designated by the Company;

WHEREAS, the Parties have determined that it is advisable and in the best interests of the Company and its stockholders to expand the size of the board of directors of Surviving Pubco to eight, with seven director nominees designated by the Company (the “Board Expansion”);

WHEREAS, the Parties desire to amend the Existing Agreement in order to reflect the Conversion and the Board Expansion; and

WHEREAS, capitalized terms used in this Amendment and not defined herein shall have the meaning provided in the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to modify the Existing Agreement as follows:

1.	Existing Agreement. The Existing Agreement is hereby modified as follows:

(a) Whereas Clause “F.” is hereby deleted in its entirety and replaced with the following:

“F. Immediately following the Mergers (as defined below), Surviving Pubco intends to contribute to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing”.

(b) Clause (ii) of Whereas Clause “J.” is hereby deleted in its entirety and replaced with the following:

“(ii) in connection with the Conversion, enter into a Limited Liability Company Agreement of the Operating Partnership substantially in the form attached hereto as Exhibit E (the “LLCA”)”.

(c) Whereas Clause “K.” is hereby deleted in its entirety and replaced with the following:

“K. The Acquiror has received an amended and restated support agreement substantially in the form attached hereto as Exhibit F (the “HS3 A&R Support Agreement”), pursuant to which HSCP Strategic III, L.P. (“HS3”) has agreed to, upon the terms and subject to the conditions set forth therein, enter into the LLCA;”.

(d) The definition of “OP Class A Units” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Class A Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Class A Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “Class A Units” pursuant to the LLCA.”.

(e) The definition of “OP Common Unit” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Common Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Common Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “Common Units” pursuant to the LLCA.”.

(f) The definition of “OP LTIP Unit” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP LTIP Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “LTIP Units” pursuant to the LLCA.”.

(g) The definition of “OP Performance Unit” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Performance Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Performance Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “Performance Units” pursuant to the LLCA.”.

(h) The definition of “OP Series 1 Preferred Units” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Series 1 Preferred Units” means (a) prior to the Conversion, the Operating Partnership’s Series 1 Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA, and (b) from and after the Conversion, the Operating Partnership’s Series 1 Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the LLCA.”.

(i) The definition of “OP Series A Preferred Units” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Series A Preferred Units” means (a) prior to the Conversion, the Operating Partnership’s Series A Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA, and (b) from and after the Conversion, the Operating Partnership’s Series A Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the LLCA.”.

(j) The following is hereby added as Section 1.2(h) to the Existing Agreement:

“The term “Operating Partnership” shall (i) prior to the Conversion refer to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership, and (ii) from and after the Conversion refer to Mobile Infra Operating Company, LLC, a Delaware limited liability company, as successor-in-interest to Mobile Infra Operating Partnership, L.P.”.

(k) Section 2.1(a) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Contribution. Immediately following the Mergers, Surviving Pubco will contribute to the Operating Partnership (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing.”

(l) The first sentence of Section 4.7(a) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Prior to the Conversion, MIC is the sole general partner of the Operating Partnership, and from and after Conversion, MIC is a member of the Operating Partnership.”.

(m) Section 4.7(b) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries (or, in the case of the Operating Partnership, (i) prior to the Conversion, the general partnership interest and the limited partnership interests set forth on Section 4.7(a) of the Company Disclosure Letter, and (ii) from and after the Conversion, an equivalent number of membership interests) free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws.”.

(n) The following is hereby added as Section 6.7 to the Existing Agreement:

“Conversion. Immediately prior to the consummation of the Mergers, the Company shall take or cause to be taken all actions necessary or advisable in order to convert the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company (the “Conversion”). The Company shall provide to the Acquiror for its review and comment drafts of all documentation prepared for the purpose of consummating the Conversion at least five (5) Business Days prior to the anticipated date of consummation of the Conversion, and shall consider in good faith any reasonable changes requested by the Acquiror.”.

(o) Section 7.7(a) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“the Board of Directors of Surviving Pubco shall consist of eight (8) directors, a majority of which will be independent under Nasdaq or NYSE rules and regulations, as applicable, and shall initially include: (i) seven (7) director nominees designated by the Company; and (ii) one (1) director nominee designated by the Acquiror, who shall be Brad Greiwe.”.

(p) All references in the Existing Agreement to “A&R OP LPA” are hereby deleted and replaced with “LLCA”.

(q) All references in the Existing Agreement to “HS3 Support Agreement” are hereby deleted and replaced with “HS3 A&R Support Agreement”.

2.

Exhibit E. The Form of A&R OP LPA attached as Exhibit E to the Existing Agreement shall be deleted in its entirely and replaced with the form of limited liability company agreement attached as Exhibit A to this Amendment.

3.

Exhibit F. The Form of HS3 Support Agreement attached as Exhibit F to the Existing Agreement shall be deleted in its entirely and replaced with the Amended and Restated Form of HS3 Support Agreement attached as Exhibit B to this Amendment.

4.

Binding Effect. The provisions of the Existing Agreement, as supplemented and modified hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.

Transaction Document References. From and after the date hereof, all references contained in any of the Ancillary Agreements to the Existing Agreement shall be deemed to be to the Existing Agreement as amended by this Amendment.

6.

Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.	Continuing Effect. Except as amended by this Amendment, all terms of the Existing Agreement remain in full force and effect.

8.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.

Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment on the date first written above.

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

QUEEN MERGER CORP. I

By:	/s/ Brendan Wallace
Name:	Brendan Wallace
Title:	President

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President and CFO

[Signature page to First Amendment to Agreement and Plan of Merger]

EXHIBIT A

Form of Limited Liability Company Agreement

[See attached]

EXHIBIT B

Form of Amended and Restated HS3 Support Agreement

[See attached]